Exhibit 10.2
Summary of Compensation for Lead Director
As determined by the Board of Directors on May 5, 2008, the Lead Director of the MKS Board of Directors shall be entitled to an annual retainer of $16,000 per year. Such amount shall be in addition to any other compensation otherwise payable for services as a director.